Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact: Media	Investor Relations:
Date: August 2, 2007
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Second Quarter Financial Results

Overview

•

For the second quarter 2007, EE reported net income of $9.6 million, or $0.21 basic and diluted earnings per share. In the second quarter of 2006, EE had net income of $15.2 million, or $0.32 and $0.31 basic and diluted earnings per share, respectively. Adjusted for a one-time tax benefit in the second quarter of 2006, second quarter 2006 net income was $9.1 million, or $0.19 basic and diluted earnings per share, respectively.

•

For the six months ended June 30, 2007, EE reported net income of $24.7 million, or $0.54 and $0.53 basic and diluted earnings per share, respectively. Net income for the six months ended June 30, 2006 was $24.6 million, or $0.51 and $0.50 basic and diluted earnings per share, respectively. Adjusted for a one-time tax benefit in the second quarter of 2006, net income for the six months ended June 30, 2006 was $18.4 million, or $0.38 basic and diluted earnings per share, respectively.

“Though earnings for the second quarter of 2007 were down 37% when compared to the second quarter of 2006, this reduction was the result of a one-time Texas franchise tax benefit recorded in 2006. Excluding this one-time 2006 benefit, earnings rose 6% quarter over quarter,” said Ershel Redd, President and Chief Executive Officer. “This earnings improvement reflected lower operating and maintenance expenses at our local power plants and increased wholesale margins partially offset by a weather-induced decline in base revenues and a decline in wheeling revenues.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2007 net income relative to 2006.

	Quarter Ended			Six Months Ended
	Pre-tax Effect	After-tax Net Income	Basic EPS	Pre-tax Effect	After-tax Net Income	Basic EPS
June 30, 2006		$15,249	$0.32		$24,553	$0.51
Changes in:
Fossil fuel plant maintenance	$4,965	3,078	0.07	$6,850	4,247	0.10
Off-system sales retained margins	2,363	1,465	0.03	4,472	2,773	0.06
Capitalized interest and AFUDC	1,189	1,079	0.02	2,498	2,231	0.05
State income tax adjustment	—	(6,174)	(0.13)	—	(6,174)	(0.13)
Retail base revenue	(4,504)	(2,792)	(0.06)	1,351	838	0.02
Transmission wheeling revenue	(2,054)	(1,274)	(0.03)	(2,670)	(1,655)	(0.03)
Customer service	(579)	(359)	—	(651)	(404)	(0.01)
New Mexico capacity cost adjustment	—	—	—	(2,079)	(1,289)	(0.02)
Other		(673)	(0.01)		(402)	(0.01)

June 30, 2007		$9,599	$0.21		$24,718	$0.54

Second Quarter

Earnings for the quarter ended June 30, 2007 when compared to the same period last year were positively affected by:

•	Decreased O&M costs at our gas-fired generating plants due to a reduction in 2007 of unplanned and planned maintenance from 2006 amounts.

•	Increased off-system sales margins retained in 2007 due to both increased margins per MWh and increased MWh sales primarily due to increased availability of Palo Verde power.

•

Increased capitalized interest and AFUDC (allowance for funds used during construction) in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction beginning December 31, 2006 and increased construction work in progress subject to AFUDC in 2007.

Earnings for the quarter ended June 30, 2007 when compared to the same period last year were negatively affected by:

•

A reduction in income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006 with no comparable adjustment in 2007. This adjustment was a non-cash change in the second quarter of 2006 affecting deferred income tax liabilities.

•

Retail base revenues were 3.9% lower due to a corresponding decrease in retail kWh sales resulting from a substantial reduction in cooling degree days relative to 2006 partially offset by a 2.4% increase in the average number of retail customers.

•	Decreased transmission wheeling revenues in 2007.

•

Increased customer service cost in 2007 resulting from the Company’s obligation related to its Texas energy efficiency plan filed with the Public Utility Commission of Texas with no comparable filing and obligation in 2006.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Year to Date

Earnings for the six months ended June 30, 2007 when compared to the same period last year were positively affected by:

•	Decreased O&M costs at our gas-fired generating plants due to a reduction in 2007 of unplanned and planned maintenance from 2006 amounts.

•	Increased off-system sales margins retained in 2007 due to increased MWh sales from greater availability of Palo Verde power partially offset by lower margins per MWh.

•

Increased capitalized interest and AFUDC in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction beginning December 31, 2006 and increased construction work in progress subject to AFUDC in 2007.

•

Higher retail base revenues in 2007 due to a 0.7% increase in retail kWh sales. KWh sales increased due to a 2.5% increase in the average number of customers served partially offset by a substantial reduction in cooling degree days relative to 2006.

Earnings for the six months ended June 30, 2007 when compared to the same period last year were negatively affected by:

•

A reduction in income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006 with no comparable adjustment in 2007. This adjustment was a non-cash change in the second quarter of 2006 affecting deferred income tax liabilities.

•	Decreased transmission wheeling revenues in 2007.

•

A fuel revenue adjustment recorded in 2006 based on a final order of the New Mexico Public Regulation Commission finding that the Company could recover purchased power capacity cost through its New Mexico fuel adjustment clause with no comparable adjustment in the current period.

•

Increased customer service cost in 2007 resulting from the Company’s obligation related to its Texas energy efficiency plan filed with the Public Utility Commission of Texas with no comparable filing and obligation in 2006.

Key Earnings Drivers

Our earnings are largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-systems sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues decreased by $4.5 million, pretax or 3.9% in the second quarter of 2007 compared to the same period in 2006 primarily due to weather-induced decreases from our residential and our small commercial and industrial customers. Residential base revenues decreased by $3.1 million, pretax or 6.9% in the second quarter of 2007 compared to the same period in 2006 primarily due to a decrease in kWh sales of 7.3%. Weather also impacted base revenues from our small commercial and industrial customers resulting in a decrease of $1.1 million, pretax or 2.5% for the quarter due to a decrease in kWh sales of 3.3%. These decreases were a result of a substantial reduction in cooling degree days relative to 2006. During the second quarter of 2007, cooling degree days were 28% below last year and 14% below the 10-year average. Base revenues from large commercial and industrial customers and sales to public authorities decreased $0.1 million and $0.2 million, respectively.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Retail non-fuel base revenues for the six-months ended June 30, 2007 increased $1.4 million, pretax or 0.6% largely due to a 2.5% increase in the average number of customers served. KWh sales to residential customers increased 1.9% in the six month period compared to the same period last year as a result of a 2.4% increase in the average number of residential customers served. Colder winter weather in the first quarter of 2007 was offset by a substantial reduction in second quarter cooling degree days relative to 2006 . Heating degree days increased 32% and cooling degree days decreased 26% for the six month period in 2007 compared to the same period last year. As a result, retail base revenues for the residential and other public authorities customer classes increased primarily due to customer growth. Small commercial and industrial base revenues decreased $0.3 million due to decreased kWh sales of 0.9%. Large commercial and industrial base revenues increased $0.2 million primarily as a result of increased kWh sales of 1.9%.

Palo Verde Operations

We own approximately 622 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Palo Verde operated at a capacity factor of 73.7% in the second quarter of 2007 compared to a capacity factor of 48.1% in the second quarter of 2006. Palo Verde Unit 1 did not operate during the second quarter of 2006 while repairs and modifications were made to one of its shutdown cooling lines. Palo Verde Unit 1 reached full capacity on July 16, 2006.

Palo Verde operation and maintenance expenses increased $0.1 million in the second quarter of 2007 compared to the second quarter of 2006 and $1.2 million for the six months ended June 30, 2007 compared to the same period last year reflecting increased operating costs in response to an enhanced inspection regimen by the Nuclear Regulatory Commission (NRC). In October 2006, the NRC conducted an inspection of the Palo Verde emergency diesel generators after a Palo Verde Unit 3 generator did not activate during routine inspections in July and September 2006. On February 22, 2007, the NRC issued a “white” finding (low to moderate safety significance) for this matter. In connection with its finding, the NRC stated that it would use the NRC action matrix to determine the most appropriate response, including any increase in NRC oversight or identification of actions that Arizona Public Service Company (APS), the plant operator, needs to take in response to this performance deficiency. The NRC notified APS of actions required in a confirmatory action letter issued on June 21, 2007. Under the NRC’s action matrix, this finding, coupled with a previous NRC “yellow” finding (substantial safety significance) relating to a 2004 matter involving Palo Verde’s safety injection systems, placed Palo Verde in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix which results in an enhanced NRC inspection regimen.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows MWh of off-system sales and the pre-tax margins realized and retained by us from sales for the quarter and six month periods ended June 30, 2007 and 2006:

	Quarter Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
MWh sales	498,995	288,099	1,174,006	675,977
Total margins (in thousands)	$3,699	$775	$14,040	$8,502
Retained margins (in thousands)	$2,990	$627	$11,349	$6,877

For the quarter ended June 30, 2007, retained margins from off-system sales increased approximately $2.4 million, pretax, over the corresponding period in 2006 due to an increase in the average margin per MWh of $4.72 and the increase in off-system kWh sales of 73.2%. We had increased energy available for sale in the

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

second quarter of 2007 compared to the same period in 2006 due to the increase in energy generated at Palo Verde.

For the six months ended June 30, 2007, our retained margins increased approximately $4.5 million, pretax, over the corresponding period in 2006 reflecting an increase in off-system kWh sales of 73.7% partially offset by a decrease in the average margin per MWh of $0.61. We had increased energy available for sale in the first six months of 2007 compared to the same period in 2006 due to the increase in energy generated at Palo Verde. The table below shows on a per MWh basis, pretax revenues, costs and margins from off-system sales for the first two quarters of 2007 and 2006.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Margin Per MWh
March 31, 2006	$68.99	$49.07	$19.92
June 30, 2006	$48.39	$45.70	$2.69
March 31, 2007	$54.24	$38.92	$15.32
June 30, 2007	$56.03	$48.61	$7.41

Capital and Liquidity

At June 30, 2007, common stock equity comprised 48.1% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the six months ended June 30, 2007 increased to $88.1 million from $77.0 million in the corresponding period in 2006. Cash flow in both 2007 and 2006 has been positively impacted by the recovery of deferred fuel revenues through fuel surcharges. In Texas, fuel costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues for the under-recovery of fuel costs until they can be recovered from Texas customers. In October 2005, we began recovering through a fuel surcharge $53.6 million of fuel under-recoveries over a 24-month period. In February 2006, we implemented an additional fuel surcharge to recover $34 million of fuel under-recoveries, including interest through the surcharge period, over a twelve-month period. In the six month periods ended June 30, 2007 and June 30, 2006, we collected $15.0 million and $25.7 million of deferred fuel revenues in Texas through fuel surcharges significantly impacting our cash flow. In the same six month period, we also under-collected current fuel cost by $10.4 million and $8.0 million, respectively. At June 30, 2007, we had an under-recovered fuel balance of $28.1 million.

Cash flows from operations allowed us to finance internally additional investments in electric utility plant, to repurchase common stock and to increase our balance of cash and temporary investments by $9.2 million in 2007. EE repurchased 589,100 shares of common stock at an aggregate cost of $14.1 million during the first six months of 2007 which includes the repurchase of 1,500 shares of common stock during the second quarter of 2007 at an aggregate cost of approximately $37,000. As of June 30, 2007, approximately 755,000 shares remain available for repurchase under the currently authorized program.

2007 Earnings Guidance

We have revised our earnings guidance for 2007 to a range of $1.25 to $1.65 per basic share from previous guidance of $1.25 to $1.75 per basic share.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Conference Call

A conference call to discuss second quarter 2007 earnings is scheduled for 4 p.m. Eastern Time, August 2, 2007. The dial-in number is 888-455-3612 with a passcode of 2007. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Chief Administrative Officer of EE. A replay will run through August 17, 2007. The dial-in number is 800-239-4561 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the cost of replacing steam generators for Palo Verde Unit 3 and other costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; (xii) a possible reduction in the reliability of our service and possible added expense in the event of a strike by, or lock out of, our union employees; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended June 30, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$111,748	$116,228	$(4,480	)(a)
Off-system sales margins, net of sharing	2,990	627	2,363
Other	2,431	4,059	(1,628	)(b)

Operating Revenues Net of Energy Expenses	117,169	120,914	(3,745)

Other operating expenses:
Other operations and maintenance	42,899	45,948	(3,049)
Palo Verde operations and maintenance	23,678	23,556	122
Taxes other than income taxes	12,058	12,358	(300)
Other income	1,304	92	1,212

Earnings Before Interest, Taxes, Depreciation and Amortization	39,838	39,144	694	(c)

Depreciation and amortization	17,083	16,860	223
Interest on long-term debt	9,088	8,876	212
AFUDC and capitalized interest	2,392	1,203	1,189
Other interest expense	193	128	65

Income Before Income Taxes	15,866	14,483	1,383

Income tax expense (benefit)	6,267	(766)	7,033	(d)

Net Income	$9,599	$15,249	$(5,650)

Basic Earnings per Share	$0.21	$0.32	$(0.11)

Diluted Earnings per Share	$0.21	$0.31	$(0.10)

Weighted average number of shares outstanding	45,698	48,284	(2,586)

Weighted average number of shares and dilutive potential shares outstanding	46,050	48,796	(2,746)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $7.4 million and $7.6 million, respectively.
(b)	Other revenues in 2006 include $1.8 million of disputed transmission revenues from TEP with no comparable amount in 2007.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	The 2006 income tax benefit includes the recognition of a change in deferred income tax liability of $6.2 million resulting from changes in the Texas franchise (income) tax law in May 2006.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Six Months Ended June 30, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$214,112	$212,709	$1,403	(a)
Off-system sales margins, net of sharing	11,349	6,877	4,472
Other	6,002	10,645	(4,643	)(b)

Operating Revenues Net of Energy Expenses	231,463	230,231	1,232

Other operating expenses:
Other operations and maintenance	80,429	86,451	(6,022)
Palo Verde operations and maintenance	41,416	40,245	1,171
Taxes other than income taxes	24,124	24,918	(794)
Other income	1,955	223	1,732

Earnings Before Interest, Taxes, Depreciation and Amortization	87,449	78,840	8,609	(c)

Depreciation and amortization	34,134	34,078	56
Interest on long-term debt	18,034	17,554	480
AFUDC and capitalized interest	4,650	2,152	2,498
Other interest expense	348	45	303

Income Before Income Taxes	39,583	29,315	10,268

Income tax expense	14,865	4,762	10,103	(d)

Net Income	$24,718	$24,553	$165

Basic Earnings per Share	$0.54	$0.51	$0.03

Diluted Earnings per Share	$0.53	$0.50	$0.03

Weighted average number of shares outstanding	45,817	48,208	(2,391)

Weighted average number of shares and dilutive potential shares outstanding	46,211	48,753	(2,542)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $14.4 million and $14.3 million, respectively.
(b)	Other revenues in 2006 includes a $2.1 million fuel adjustment to include capacity charges in New Mexico and $2.3 million of disputed transmission revenues from TEP with no comparable amounts in 2007.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	The 2006 income tax expense includes the recognition of a benefit due to a change in deferred income tax liability of $6.2 million resulting from changes in the Texas franchise (income) tax law in May 2006.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Six Months Ended June 30, 2007 and 2006

(In thousands and Unaudited)

	2007	2006
Cash flows from operating activites:
Net income	$24,718	$24,553
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	34,134	34,078
Deferred income taxes, net	4,223	3,745
Other	10,894	11,618
Change in working capital items:
Net recovery (deferral) of fuel revenues	4,481	17,324
Other	9,666	(14,354)

Net cash provided by operating activites	88,116	76,964

Cash flows from investing activites:
Cash additions to utility property, plant and equipment	(55,244)	(42,792)
Cash additions to nuclear fuel	(17,145)	(8,124)
Decommissioning trust funds	(5,029)	(3,991)
Other	(1,855)	23

Net cash used for investing activities	(79,273)	(54,884)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,980	1,256
Repurchase of treasury stock	(14,070)	—
Nuclear fuel financing obligation	8,835	1,218
Other	1,590	(384)

Net cash provided by (used for) financing activities	335	2,090

Net increase (decrease) in cash and temporary investments	9,178	24,170

Cash and temporary investments at beginning of period	40,101	7,956

Cash and temporary investments at end of period	$49,279	$32,126

Cash Interest Payments	$17,076	$16,464

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2007 and 2006

Sales and Revenues Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
MWh sales:
Retail:
Residential	499,059	538,372	(39,313)	(7.3)%
Commercial and industrial, small	561,960	581,136	(19,176)	(3.3)%
Commercial and industrial, large	304,644	306,684	(2,040)	(0.7)%
Sales to public authorities	353,231	362,809	(9,578)	(2.6)%

Total retail sales	1,718,894	1,789,001	(70,107)	(3.9)%

Wholesale:
Sales for resale	14,699	14,443	256	1.8%
Off-system sales	498,995	288,099	210,896	73.2%

Total wholesale sales	513,694	302,542	211,152	69.8%

Total MWh sales	2,232,588	2,091,543	141,045	6.7%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$41,936	$45,021	$(3,085)	(6.9)%
Commercial and industrial, small	41,499	42,554	(1,055)	(2.5)%
Commercial and industrial, large	10,014	10,159	(145)	(1.4)%
Sales to public authorities	17,714	17,933	(219)	(1.2)%

Total retail non-fuel base revenues	111,163	115,667	(4,504)	(3.9)%
Wholesale:
Sales for resale	585	561	24	4.3%

Total non-fuel base revenues	111,748	116,228	(4,480)	(3.9)%

Fuel revenues:
Recovered from customers during the period (a)	48,736	57,084	(8,348)	(14.6)%
Under (over) collection of fuel	17,941	10,543	7,398	70.2%
New Mexico fuel in base rates	7,394	7,639	(245)	(3.2)%

Total fuel revenues	74,071	75,266	(1,195)	(1.6)%

Off-system sales	29,705	13,942	15,763	113.1%
Other	3,767	6,360	(2,593)	(40.8)%

Total operating revenues	$219,291	$211,796	$7,495	3.5%

Off-system sales (in thousands):
Gross margins	$3,699	$775	2,924	—
Retained margins	2,990	627	2,363	—

Average number of retail customers:
Residential	314,591	307,657	6,934	2.3%
Commercial and industrial, small	33,844	32,467	1,377	4.2%
Commercial and industrial, large	56	58	(2)	(3.4)%
Sales to public authorities	4,841	4,816	25	0.5%

Total	353,332	344,998	8,334	2.4%

Number of retail customers (end of period):
Residential	314,740	308,107	6,633	2.2%
Commercial and industrial, small	34,197	32,565	1,632	5.0%
Commercial and industrial, large	55	59	(4)	(6.8)%
Sales to public authorities	4,833	4,819	14	0.3%

Total	353,825	345,550	8,275	2.4%

Weather statistics			10 Yr Average
Heating degree days	87	16	80
Cooling degree days	824	1,149	958

(a)	Excludes $6.1 million and $15.2 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Quarter Ended June 30, 2007 and 2006

Generation and Purchased Power Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,001,914	649,690	352,224	54.2%
Four Corners	121,302	211,121	(89,819)	(42.5%)
Gas plants	704,968	591,716	113,252	19.1%

Total generation	1,828,184	1,452,527	375,657	25.9%
Purchased power	580,818	818,164	(237,346)	(29.0%)

Total available energy	2,409,002	2,270,691	138,311	6.1%
Line losses and Company use	176,414	179,148	(2,734)	(1.5%)

Total	2,232,588	2,091,543	141,045	6.7%

Palo Verde capacity factor	73.7%	48.1%	25.6%
Four Corners capacity factor	53.1%	92.1%	(39.0%)

El Paso Electric Company and Subsidiary

Six Months Ended June 30, 2007 and 2006

Sales and Revenues Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
MWh sales:
Retail:
Residential	1,008,738	989,535	19,203	1.9%
Commercial and industrial, small	1,021,356	1,030,743	(9,387)	(0.9)%
Commercial and industrial, large	579,066	568,148	10,918	1.9%
Sales to public authorities	647,085	645,035	2,050	0.3%

Total retail sales	3,256,245	3,233,461	22,784	0.7%

Wholesale:
Sales for resale	24,101	23,680	421	1.8%
Off-system sales	1,174,006	675,977	498,029	73.7%

Total wholesale sales	1,198,107	699,657	498,450	71.2%

Total MWh sales	4,454,352	3,933,118	521,234	13.3%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$83,374	$82,186	$1,188	1.4%
Commercial and industrial, small	77,141	77,442	(301)	(0.4)%
Commercial and industrial, large	19,362	19,204	158	0.8%
Sales to public authorities	33,275	32,969	306	0.9%

Total retail non-fuel base revenues	213,152	211,801	1,351	0.6%
Wholesale:
Sales for resale	960	908	52	5.7%

Total non-fuel base revenues	214,112	212,709	1,403	0.7%

Fuel revenues:
Recovered from customers during the period (a)	95,073	107,799	(12,726)	(11.8)%
Under (over) collection of fuel	10,382	7,955	2,427	30.5%
New Mexico fuel in base rates	14,375	14,256	119	0.8%

Total fuel revenues	119,830	130,010	(10,180)	(7.8)%

Off-system sales	66,321	40,701	25,620	62.9%
Other	7,445	10,805	(3,360)	(31.1)%

Total operating revenues	$407,708	$394,225	$13,483	3.4%

Off-system sales (in thousands):
Gross margins	$14,040	$8,502	$5,538	65.1%
Retained margins	11,349	6,877	4,472	65.0%

Average number of retail customers:
Residential	314,011	306,680	7,331	2.4%
Commercial and industrial, small	33,476	32,344	1,132	3.5%
Commercial and industrial, large	57	59	(2)	(3.4)%
Sales to public authorities	4,825	4,809	16	0.3%

Total	352,369	343,892	8,477	2.5%

Number of retail customers (end of period):
Residential	314,740	308,107	6,633	2.2%
Commercial and industrial, small	34,197	32,565	1,632	5.0%
Commercial and industrial, large	55	59	(4)	(6.8)%
Sales to public authorities	4,833	4,819	14	0.3%

Total	353,825	345,550	8,275	2.4%

Weather statistics			10 Yr Average
Heating degree days	1,375	1,040	1,299
Cooling degree days	857	1,162	971

(a)	Excludes $15.0 million and $25.7 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Six Months Ended June 30, 2007 and 2006

Generation and Purchased Power Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	2,250,070	1,583,858	666,212	42.1%
Four Corners	300,841	418,632	(117,791)	(28.1)%
Gas plants	1,155,361	1,038,076	117,285	11.3%

Total generation	3,706,272	3,040,566	665,706	21.9%
Purchased power	1,067,997	1,228,634	(160,637)	(13.1)%

Total available energy	4,774,269	4,269,200	505,069	11.8%
Line losses and Company use	319,917	336,082	(16,165)	(4.8)%

Total	4,454,352	3,933,118	521,234	13.3%

Palo Verde capacity factor	83.2%	58.7%	24.5%
Four Corners capactiy factor	65.9%	91.6%	(25.7)%

El Paso Electric Company and Subsidiary

Financial Statistics

At June 30, 2007 and 2006

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2007	2006
Cash and Temporary Investments	$49,279	$32,126

Common Stock Equity (a)	$599,118	$583,914
Long-Term Debt, Net of Current Portion	590,879	590,851
Financing Obligations, Net of Current Portion	35,917	21,474

Total Capitalization	$1,225,914	$1,196,239

Current Portion of Long-Term Debt and Financing Obligations	$19,158	$21,649

Number of Shares—End of Period	45,875,280	48,456,574

Book Value Per Common Share	$13.06	$12.05

Common Equity Ratio	48.1%	47.9%
Debt Ratio	51.9%	52.1%

(a)	Includes an adjustment recorded in the first quarter of 2007 to increase Retained Earnings by $1.9 million related to the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”